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                                                                   Exhibit 3.1.1


                           CERTIFICATE OF DESIGNATION

                                       OF

                      TAKE-TWO INTERACTIVE SOFTWARE, INC.


                   Certificate Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

    We, being, respectively, the Chief Executive Officer and Assistant Secretary of Take-Two Interactive Software, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY:

    Pursuant to authority expressly vested in the Board of Directors of said Corporation by the provisions of its Certificate of Incorporation, said Board of Directors duly adopted the following resolution on March 10, 1998:

    RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issue from time to time of a series of Preferred Stock, $.01 par value, of the Corporation and hereby fixes the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

    Section 1. Designation. The series of Preferred Stock shall be designated and known as "Series A Preferred Stock" (the "Series A Preferred Stock"). The number of shares constituting such series shall be 1,850,000.



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    Section 2. Dividend Rights.  When and if the Board of Directors declares any dividend of cash, securities, or other property payable with respect to Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive, on the date such dividend is paid with respect to the Common Stock, such cash, securities, and/or other property as is payable with respect to the number of shares of Common Stock into which such Series A Preferred Stock was convertible on the record date for such dividend.

    Section 3. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other series of Preferred Stock of the Corporation by reason of their ownership thereof, an amount equal to $6.875 per share.

    All of the preferential amounts to be paid to the holders of the Series A Preferred Stock under this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any other series of Preferred Stock in connection with such liquidation, dissolution or winding up. After the payment or the setting apart of payment to the holders of the Series A Preferred Stock of the preferential amounts so payable to them, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation.


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    If the assets or surplus funds to be distributed to the holders of the
Series A Preferred Stock are insufficient to permit the payment to such holders of their preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

    Section 4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      (a) Right to Convert. Any outstanding shares of Series A Preferred Stock may be converted by the holder thereof into fully paid and nonassessable shares of the Corporation's Common Stock in the manner hereinafter provided.

      (b) Automatic Conversion. In the event of any consolidation or merger of the Corporation with or into an unaffiliated corporation or other entity or the conveyance of all or substantially all of the assets of the Corporation to an unaffiliated corporation or other entity (other than any merger or sale which does not result in any reclassification or change in the relative right or preference of the outstanding shares), the Series A Preferred Stock shall automatically be converted into Common Stock immediately prior to the consummation of any such transaction at the Conversion Ratio then in effect and the holders thereof shall thereafter be entitled to receive a pro rata portion of the shares of capital stock or other securities or property that is delivered upon consummation of such transaction to holders of shares of Common Stock.


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      (c) Conversion Ratio. Each share of the Series A Preferred Stock shall be convertible at any time and from time to time in whole or in part into one
(1) share of the Corporation's Common Stock (the "Conversion Ratio"); provided, however, (i) in the event that, at any time and from time to time, the Corporation shall issue additional shares of Common Stock (or securities convertible into or exchangeable for Common Stock) in a stock dividend, stock distribution, or subdivision paid with respect to Common Stock, or declare any dividend or other distribution payable with additional shares of Common Stock (or securities convertible into or exchangeable for Common Stock) with respect to Common Stock or effect a split or subdivision of the outstanding shares of Common Stock, the Conversion Ratio shall, concurrently with the effectiveness of such stock dividend, stock distribution, or subdivision, or the earlier declaration thereof, be proportionately increased, and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be proportionately adjusted so that, to avoid dilution of each holder's position, each holder shall thereafter be entitled to receive an additional number of shares of the Corporation's Common Stock which such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had the Series A Preferred Stock been converted immediately prior to the occurrence of such event; (ii) in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a

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lesser number of shares of Common Stock, the Conversion Ratio shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be proportionately adjusted so that each holder of any Series A Preferred Stock converted after such date shall be entitled to receive the aggregate number of shares of Common Stock which each holder would have owned upon such conversion and been entitled to receive, if such Series A Preferred Stock had been converted immediately prior to the occurrence of such combination or consolidation; and (iii) in the event of any consolidation or merger of the Corporation with or into an affiliated corporation or other entity or the conveyance of all or substantially all of the assets of the Corporation to an affiliated corporation or other entity (other than any merger or sale which does not result in any reclassification or change in the relative right or preference of the outstanding shares), the Series A Preferred Stock shall thereafter be convertible into the number of shares of capital stock or other securities or property that would have been deliverable to such holder at the time of such consolidation, merger or conveyance, if such holder had converted the Series A Preferred Stock immediately prior to such consolidation, merger, or conveyance; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests of each holder of Series A Preferred Stock thereafter, to the end that the provisions set forth herein (including provisions with

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respect to adjustments in the Conversion Ratio) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Series A Preferred Stock. At the request of any holder of Series A Preferred Stock, the resulting or surviving entity in any such consolidation or merger, if other than the Corporation, shall acknowledge in writing such holder's rights hereunder.

      (d) Mechanics of Conversion. The right of the holders of the Series A Preferred Stock to convert their shares shall be exercised by transmitting to the Corporation or its agent, a notice of such conversion together with certificates representing shares of the Series A Preferred Stock to be converted, duly endorsed in blank. If the shares issuable upon conversion are to be issued in a name other than the name in which the shares of Series A Preferred Stock to be converted are then registered, such notice and the certificates representing shares of the Series A Preferred Stock to be converted shall be accompanied by such evidence of payment transfer taxes and such proper instruments of transfer as may be reasonably requested by the Corporation. The Corporation shall promptly after receipt of the foregoing issue to the holder of the Series A Preferred Stock the appropriate number of shares of the Corporation's Common Stock. The Series A Preferred Stock shall be convertible on the basis of the first Series A Preferred Stock received by the Corporation for conversion.


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      (e) No Impairment. The Corporation shall not, by amendment of its
Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

      (f) Certificate as to Adjustments. Upon the occurrence of each adjustment to the Conversion Ratio pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

      (g) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series A Preferred Stock.


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      (h) Common Stock Listing. Prior to delivery of any securities which the
Corporation is obligated to deliver upon payment of any dividend, upon any liquidation, dissolution, or winding up of the Corporation, or upon conversion of the Series A Preferred Stock, the Corporation shall use all reasonable efforts to list such securities on any exchange or inter-dealer quotation system on which such securities are principally traded or authorized to be quoted.

      (i) Transfer Taxes. The Corporation shall pay all documentary stamp or similar issue or transfer taxes payable with respect to the issue or delivery of shares of Common Stock upon conversion of the Series A Preferred Stock pursuant hereto, provided that such shares of Common Stock are issued int he name of the then registered holder of the Series A Preferred Stock to be converted.

      (j) Notice of Record Dates. The Corporation shall mail to the holders of shares of series A Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but in any event not fewer than 15 days prior to the applicable recorded date, a notice stating (i) the date on which any merger, consolidation, recapitalization, or reorganization of the Corporation, or sale of all or substantially all of the Corporation's assets, or any other similar transaction or any corporate transaction requiring the vote of the stockholders of the Corporation, (ii) the record date therefor, and (iii) the consideration (by class and series) to be paid to holders of capital stock of the Corporation upon consummation thereof.


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      Section 5. Voting Rights. Except as otherwise required by law, the holders of the Series A Preferred Stock shall have voting rights equal to those of the Common Stock into which the Series A Preferred Stock are convertible and shall vote together with the holders of Common Stock as a single class on all matters submitted to the stockholders for a vote.

    Section 6. Covenants. So long as any of the Series A Preferred Stock shall be outstanding (as adjusted for all subdivisions and combinations), the Corporation shall not, without first obtaining the affirmative vote or written consent of not less than fifty-one percent (51%) of such outstanding shares of Series A Preferred Stock:

      (a) amend or repeal, whether by merger, consolidation, or otherwise, any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred Stock, or the number of authorized shares of Series A Preferred Stock; or

      (b) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with such preference or priority of the Series A Preferred Stock.


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    Section 7.  Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

    Section 8. Preemptive Rights. The holders of the Series A Preferred Stock are not entitled to any preemptive rights.

    IN WITNESS WHEREOF, This Certificate has been signed by the Chief Executive Officer of Take-Two Interactive Software, Inc., and attested by its Assistant Secretary this 11th day of March, 1998.

                                      TAKE-TWO INTERACTIVE SOFTWARE, INC.

                                      By: /s/ Ryan A. Brant
                                      ________________________________________
                                      RYAN BRANT, Chief Executive Officer

[Seal]

ATTEST:

By: /s/ Jennifer Kolbe
    ________________________________________
    JENNIFER KOLBE, Assistant Secretary


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